Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

Watson Acquires Uteron Pharma SA

– Expands Global Women’s Health Franchise and Development Pipeline –

– Enhances Watson Growth 2015+ –

PARSIPPANY, N.J. – January 23, 2013 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that it has completed the acquisition of Belgium-based Uteron Pharma SA for $150 million in cash up front, and up to $155 million in potential future milestone payments. The acquisition of Uteron expands Watson’s Global Brands pipeline of Women’s Health products including two potential near term global commercial opportunities in contraception and infertility, and one novel oral contraceptive, projected to launch globally in 2018. Several additional products in earlier stages of development are also included in the acquisition. The Company said the transaction is expected to be minimally dilutive to non-GAAP earnings in 2013 and 2014, and accretive in 2015.

“This is a strategic acquisition of a solid pipeline, sound development expertise, and sufficient manufacturing capacity to generate value for shareholders within the next two years, and provide the potential of multiple global product introductions through the latter half of the decade,” said Fred Wilkinson, President of Watson Global Brands and Biosimilars. “We have structured the financials of the acquisition to reflect the immediate value of the late stage pipeline, with approximately $45 million in near-term milestones and appropriately balancing the development risks and investments required to commercialize these assets, when compared to the longer-term opportunities.

“The acquisition capitalizes on the growing potential of the expanded global commercial footprint for our Women’s Health Brand franchise following the Actavis acquisition. As a result of the Uteron acquisition, Watson welcomes the opportunity to access resources within the Walloon Region of Belgium, and acquires a valuable source of research and innovation. We also look forward to expanding our R & D team with the inclusion of the research and clinical professionals in Liege, Belgium as well as continuing their ongoing collaborations with the University of Liege. This transaction is a first step in fulfilling our promise to enhance our branded opportunities globally, while creating near term revenue for Global Brands and further expanding our Women’s Health development portfolio.”

Uteron’s executive team including Co-CEO and co-founder Stijn Van Rompay and CSO and co-founder Professor Jean-Michel Foidart, will continue to manage Uteron, which will become a key part of research and development activities of an enlarged and growing Women’s Health business for Watson.

“We believe this transaction provides excellent value for our shareholders and validates the potential of Uteron Pharma’s strong product pipeline, which is a result of great dedication and hard work of our extremely talented employee partners. We are pleased that Watson has committed to long term development of our product portfolio in the Walloon region and the continued collaboration with the University of Liege” said Francois Fornieri, Co-CEO of Uteron Pharma.

“Uteron Pharma has developed a strong pipeline of innovative products in different stages of development in the area of women’s health, based on strong in-house research capabilities combined with deep partnerships with other scientific-led groups, such as Pantarhei Bioscience, which initiated and co-developed Estelle, one of our pipeline products. Joining forces with Watson provides an excellent opportunity to advance our product portfolio further and leverage the global commercial platform of Watson. We look forward to working together with Watson to bring products to market which will have a significant impact on women’s lives,” said Stijn Van Rompay, Co-CEO of Uteron Pharma.

Near-Term Product Opportunities

Levosert is an Intrauterine Device (IUD), designed to initially deliver 20 mcg of levonorgestrel per day for the indications of long term contraception and treatment of heavy bleeding. The product is currently pending approval in several EU countries, for first indication, with potential launch in 2013, and is in late Phase III development for the U.S. market, with potential launch in 2014. A patent portfolio covers this product until 2031. Watson has marketing rights in Western Europe and other regions and is partnered with Gedeon Richter in certain eastern European countries and Medicines360 in the U.S. and certain other countries. The Uteron manufacturing facility in Belgium will manufacture product for Watson as well as provide the capacity to supply to its current marketing partners.

The second near-term product opportunity, Diafert, is a non-invasive immunoassay kit for the assessment of oocyte (egg) quality during in-vitro fertilization (IVF). Diafert measures the presence of granulocyte colony stimulating factor (G-CSF) in the individual follicular fluids of corresponding eggs to determine egg quality. When combined with traditional embryo morphology assessment by an embryologist in the IVF clinic, Diafert has the potential to increase implantation success rates, resulting in fewer treatment cycles of IVF required. Diafert is expected to obtain CE mark in the EU in the second half of 2013 and launch thereafter. Diafert is expected to be filed and, if approved, launched in the U.S. in 2014. The patent extends to 2028, and Watson has sole global marketing rights.

Mid Stage Development Candidate

Currently in end of Phase II clinical studies, the Estelle contraceptive product is being developed for global markets, with anticipated launch in 2018. Estelle contains a novel natural estrogen, estetrol, which the Company believes will provide a prolonged half-life, a higher safety margin, less interference with liver and metabolic functions and an improved side effect profile. Estelle is being studied in combination with a progestin and will be marketed in a convenient dosing regimen. The product has patent protection until 2025 in the U.S. and 2027 in the E.U.

Early Stage Development Opportunities

As part of the acquisition, Watson acquires multiple potential products in early stage development; including Vaginate, being developed for the potential treatment of vaginal infections, Colvir, which is being studied for the treatment of premalignant Human Papilloma Virus (HPV) lesions of the uterine cervix and other product opportunities in Women’s Health.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc. (NYSE: WPI) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. The Company has global and U.S. headquarters in Parsippany, New Jersey, USA, and international headquarters in Zug, Switzerland.

Watson is the world’s third-largest generics pharmaceutical manufacturer, with more than 750 products marketed globally through operations in more than 60 countries. Watson’s global branded pharmaceutical business develops and markets products principally in Urology and Women’s Health, and is committed to developing and marketing biosimilars products in Women’s Health, Oncology and other therapeutic categories. In addition, Watson is the fourth-largest U.S. generic pharmaceutical product distributor through its Anda, Inc. business, and also develops and out-licenses generic pharmaceutical products outside of the U.S. through its Medis third-party business. Watson has announced that it will adopt a new global name – Actavis – effective in 2013.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

About Uteron

Uteron Pharma, a spinoff of the University of Liege, headquartered in Liège (Belgium), is a development-based company dedicated to female healthcare. Uteron has a diversified portfolio of innovative products in different stages of development. The product development portfolio includes a hormonal IUD, a next generation oral contraceptives containing natural estrogen, a new generation of biochemical tests that will significantly increase in-vitro fertilization success rates, and pharmacologic treatments for cervical dysplasia. Its first product is expected to be launched in selected EU countries in 2013.

The company operates a GMP approved, 3000 square meter facility in Grâce-Hollogne (Liège), Belgium. This is a multi-use site; it serves as a production facility for the Levosert hormonal intrauterine device (IUD), as well as a production and quality control facility which provides support for the clinical trials and R&D activity.

The Uteron group employs a multidisciplinary staff of approximately 60 employees and consultants. Uteron also interacts actively with the University of Liège.

Forward-Looking Statement

Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, integration of the Uteron acquisition and the ability to recognize the anticipated synergies and benefits of the Uteron acquisition; the anticipated size of the markets and anticipated demand for Uteron’s products; the impact of competitive products and pricing; risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Watson’s and Uteron’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Watson’s and Uteron’s facilities, products and/or businesses; changes in the laws and regulations affecting among other things, pricing and reimbursement of pharmaceutical products; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and Watson’s Annual Report on Form 10-K for the year ended December 31, 2011. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.